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Independent Public Accountants Consent, Arthur Andersen LLP         Exhibit 23.2

              Information Regarding Consent of Arthur Andersen LLP

As previously disclosed in the Company's Form 8-K filed on July 1, 2002, the Company dismissed Arthur Andersen LLP as its independent public accountants. The Company filed Form 8-K on July 15, 2002 and announced that the Company had appointed KPMG LLP to replace Arthur Andersen LLP as its independent public accountants.

After reasonable efforts, the Company was unable to obtain the written consent of Arthur Andersen LLP to incorporate by reference its report dated February 19, 2002.

The absence of this consent may limit recovery against Arthur Andersen LLP under
Section 11 of the Securities Act. Inc addition, as a practical matter, the ability of Andersen to satisfy any claims (including claims arising from Arthur Andersen LLP's provision of auditing and other services to the Company and Arthur Andersen LLP's other clients) may be limited due to recent events regarding Arthur Andersen LLP, including without limitation its conviction on federal obstruction of justice charges arising from the federal government's investigation of Enron Corp.